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                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Reports to Shareholders", "Independent Auditors/Accountants" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 3 to the Registration Statement (Form N-1A No. 33-82568) of Neuberger & Berman Equity Assets, and to the incorporation by reference to our report dated September 29, 1995 on Neuberger & Berman Focus Portfolio, Neuberger & Berman Guardian Portfolio and Neuberger & Berman Partners Portfolio, three of the series comprising Equity Managers Trust, included in the 1995 Annual Reports to Shareholders of Neuberger & Berman Equity Funds.


                                                /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

     Boston, Massachusetts
     February 9, 1996
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